SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2004

INTERNATIONAL ASSETS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23554	59-2921318
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701

(Address of principal executive offices) (Zip Code)

407-741-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

International Assets Holding Corp. (the “Company”) (Nasdaq:IAAC) today announced that it is has reached agreement with Consilium Investment Capital, Inc. which is owned by Jonathan Binder and Charles Cassel to form a joint venture to be named INTL Consilium, LLC. INTL Consilium will be an investment advisory company focused on the emerging market asset class and will be based in Fort Lauderdale, Florida.

Sean O’Connor, CEO of the Company said “I am delighted to be teaming up once again with Jonathan and Charlie. They were extremely successful in establishing and growing an asset management business at Standard Bank which grew from US$100 million in assets under management to over US$2 billion at the time of their departure earlier this year. Their track records in a variety of different fund products during their four years at Standard were excellent and they always demonstrated a disciplined approach to the asset management business which was a key to their achieving very good low volatility returns for their clients. I believe that INTL Consilium can over time be a significant contributor of high quality earnings for the Company.”

Jonathan Binder, former Chief Investment Officer at Standard Asset Management based in Miami said “Sean was responsible for hiring Charlie and me at Standard over four years ago and was instrumental in our success there. We bring expertise in emerging markets asset management and expect to be successful in growing assets and creating a profitable business. We have a particular philosophy, process and discipline that brings significant added value to our clients.”

Charles Cassel, former head of portfolio management for emerging markets at Standard Asset Management also based in Miami said “We believe the current economic environment requires the type of approach to emerging markets that Jonathan and I initiated and developed at Standard. We are confident that we have the means to achieve low volatility returns even in the current difficult environment. A relative value approach based on a deep understanding of emerging market sovereign and corporate credits is essential today and for the foreseeable future.”

Item 7. Financial Statements and Exhibits

Exhibit	Description
99.1	Press Release

Signatures

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNATIONAL ASSETS HOLDING CORPORATION

Date: 05/13/04	/s/ Sean M. O’Connor
Sean M. O’Connor
CEO